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                                                                    EXHIBIT 99.1



FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Synovis Life Technologies, Inc.
1101 West River Parkway                   2575 University Ave.
Minneapolis, Minn. 55415                  St. Paul, Minn. 55114

CONTACT:                                  CONTACT:
Nancy A. Johnson/Marian Briggs            Karen Gilles Larson, President and CEO
(612) 455-1745/ (612) 455-1742            Connie L. Magnuson, CFO
njohnson@psbpr.com/                       (651) 603-3700
mbriggs@psbpr.com


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES COMPLETES $39 MILLION
PRIVATE PLACEMENT OF COMMON STOCK


     ST. PAUL, Minn., Sept. 22, 2003 -- Synovis Life Technologies, Inc. (NASDAQ:
SYNO), a diversified medical device manufacturer, has completed its previously announced $39 million private placement of shares of its common stock to institutional and other accredited investors. A total of 1.5 million shares of common stock were sold, bringing the company's outstanding shares to 11.4 million. After deducting estimated closing costs and fees, the company received net proceeds of approximately $36.5 million. Net proceeds will be used for working capital, general corporate purposes and potential acquisitions. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

     "This financing provides the capital to support strong current and future growth," said Karen Gilles Larson, president and chief executive officer. "The investors in this private placement have shown their confidence in our future, and we appreciate their support."


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Synovis Life Technologies, Inc.
September 22, 2003
Page 2



ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements made herein. A full discussion of general factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.


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